Exhibit 23.1

KPMG LLP

Suite 2000

303 Peachtree Street, N.E.

Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2026, with respect to the consolidated financial statements of Mohawk Industries, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

May 1, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.